UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑ Filed by the registrant	☐ Filed by a party other than the registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. Common Stock beginning on April 21, 2014.]

April 21, 2014

{Name}

{Address}

Dear {Stockholder Name}:

Enclosed is a letter directed to our shareholders from Bob Bradway, our Chairman, CEO and President, containing recommendations of our Board of Directors on all voting matters in our proxy statement for our upcoming 2014 Annual Meeting of Stockholders.

I would like to take this opportunity to draw your attention to a couple of points:

—	First, ~70% of direct compensation for our named executive officers was based on the company’s performance and was well aligned with our strong performance in 2013.
—	Although not noted in the letter, at ~33rd percentile for 2013, Bob Bradway’s compensation in his role as our CEO was below the median of our peer group, while our revenue growth of 8% and adjusted earnings per share growth of 17% far exceeded our peer group median average of 3% for both measures. Moreover, 73% of Bob’s direct compensation for 2013 was earned based solely on the company’s performance.

I would also like to encourage you to support the Board’s recommendation on all voting matters listed in in our proxy statement and against the stockholder proposal regarding vote tabulation.

We would be happy to discuss any of the content of our proxy statement and would be pleased to schedule a call with the relevant Amgen participants.

Thank you for your investment in Amgen.

Sincerely,

/s/ Arvind K. Sood

Arvind K. Sood

cc: {Name}

[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. Common Stock beginning on April 21, 2014.]

April 21, 2014

{Name}

{Address}

Dear {Stockholder Name}:

By now, you should have received the proxy statement for our upcoming 2014 Annual Meeting of Stockholders to be held on May 15, 2014. I want to personally thank you for your investment in Amgen and ask you for your support by voting with the following recommendations of our Board of Directors:

FOR	Election of 12 directors to serve on our Board for a term of office expiring at the 2015 annual meeting of stockholders.
FOR	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2014.
FOR	Advisory vote to approve our executive compensation (Say on Pay).
AGAINST	Stockholder proposal regarding vote tabulation.

As you consider your vote, I would like to provide a snapshot of our achievements in 2013 and summary of our compensation practices:

In 2013, we delivered for our stockholders.

—

Our stock price increased approximately 32% in 2013 and our one-year total shareholder return, or TSR, was 35%, including our dividends. Our three-year TSR of 114% was above that of the median of our peer group (103%).

—

In 2013, our revenue and adjusted earnings per share (EPS) growth exceeded our peer group median average of 3% for each measure. Our revenues increased 8% to $18.7 billion and our year-over-year adjusted EPS grew 17%[1]. Our adjusted net income grew 14% to $5.8 billion[1].

—	We returned $1.4 billion in dividends to our stockholders in 2013. We also repurchased $0.8 billion of our stock in 2013 for a total return of capital of $2.2 billion to our stockholders.

Our executive compensation is performance based.

Feedback from our stockholders is reviewed by our Compensation and Management Development Committee and we have made a number of compensation design changes as a result of the discussions with our stockholders over the past three years.

—	80% of our long-term incentive, or LTI, equity award grants are performance based and granted as performance units with a three-year performance period.

—	We target the 50th percentile, or median, of our peer group for all elements of compensation.

—

As a consequence, 69% of our Named Executive Officers’ direct compensation in 2013 and 73% of my direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentives based on our annual performance goals and performance units earned based on the Company’s performance over a three-year performance period).

1 Adjusted net income and adjusted earnings per share are reported and reconciled in our Form 8-K dated as of January 28, 2014.

—

We continue to exercise discipline in the grant of our LTI equity awards.   The rates at which we grant LTI equity awards and its potential dilutive effect is consistent with our peer group levels and has decreased over the last four years.

We have implemented compensation best practices, including:

✓	a clawback policy and our incentive compensation plans contain recoupment provisions.

✓	robust stock ownership guidelines.

✓	no defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

✓

no “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options, and our double-trigger cash severance is limited to a multiple of two times target annual cash compensation, without tax gross-ups.

We recommend a vote AGAINST the stockholder proposal regarding vote tabulation.

I am also asking for your vote against the stockholder proposal relating to vote tabulation. This proposal seeks to amend our governing documents to provide that all matters be decided by a simple majority of shares voted “for” or “against” an item (or “withheld” in the case of director elections) without taking into account abstentions. Our Board opposes this proposal for the following reasons:

—

We are a Delaware corporation and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes are considered shares “entitled to vote.”

—

Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors.   Our vote count does not favor management-sponsored proposals over stockholder proposals – both are treated equally.

—	In our proxy statement, we clearly describe how “for,” “against” and “abstain” votes will be counted in the vote tabulation and the effect of abstentions on the outcome of a matter.

I realize that there are many demands on your time and want to personally thank you for your attention to these important issues. This year, we have had the privilege of having extensive discussions with stockholders owning approximately 40% of our outstanding shares. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

/s/ Robert A. Bradway

Robert A. Bradway
Chairman of the Board,
Chief Executive Officer and President

cc: {Name}